EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Greenbrier Companies, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report refers to a change in the method of accounting for leases and a change in the method of accounting for revenue.

/s/ KPMG LLP

Portland, Oregon

January 6, 2021